NEWS RELEASE

FOR IMMEDIATE RELEASE	Contact:
Transcontinental Realty Investors, Inc.
Investors Relations
(800) 400-6407
investor.relations@pillarincome.com
Transcontinental Realty Investors, Inc. Reports Second Quarter 2011 Results
DALLAS (August 15, 2011) — Transcontinental Realty Investors, Inc. (NYSE: TCl), a Dallas-based real estate investment company, today reported results of operations for the second quarter ended June 30, 2011. TCI announced today that the Company reported, for the three months ended June 30, 2011, a net loss applicable to common shares of $41.1 million or $4.88 per diluted earnings per share, as compared to a net loss applicable to common shares of $20.7 million or $2.54 per diluted earnings per share for the same period ended 2010.
Rental and other property revenues were $31.8 million for the three months ended June 30, 2011. This represents an increase of $1.2 million, as compared to the prior period revenues of $30.6 million. The change, by segment, is an increase in the commercial portfolio of $0.5 million and an increase in the apartment portfolio of $0.7 million. Within the apartment portfolio, the developed apartments had an increase of $0.3 million and the same properties had an increase of $0.4 million. Our apartment portfolio has continued to thrive with the addition of several newly developed properties and continuous improvements within our existing portfolio, which has led to the rental growth in the second quarter. The commercial portfolio received a lease buyout fee in the second quarter of 2011, which led to the increase in comparison to the prior year.
Property operating expenses were $16.2 million for the three months ended June 30, 2011. This represents a decrease of $1.9 million, as compared to the prior period operating expenses of $18.1 million. This change, by segment, is a decrease in the commercial portfolio of $0.5 million, a decrease in the apartment portfolio of $0.6 million, and a decrease in the land and other portfolios of $0.7 million. Property management, in both the residential and commercial portfolios, has been diligent in reducing overall costs and unnecessary repair and maintenance expenses without compromising the quality of services provided. We have reduced the number of land development projects that are in progress, thereby reducing expenses from the year prior.
Mortgage and loan interest was $14.6 million for the three months ended June 30, 2011. This represents a decrease of $1.1 million, as compared to the prior period interest expense of $15.7 million. This change, by segment, is a decrease in the commercial portfolio of $0.9 million, a decrease in the apartment portfolio of $0.3 million, a decrease in the land portfolio of $0.5 million, offset by an increase in the other portfolio of $0.6 million. The decrease in the apartment portfolio is primarily due to loans refinanced in 2010 at a lower interest rate, offset by the addition of several newly developed residential properties. The commercial portfolio has also had various loans restructured with reduced interest rates. The land portfolio had several land parcels sold during the past year and have satisfied their debt obligations, thereby reducing the interest expense.
Provision for impairment was $25.4 million for the three months ended June 30, 2011. Impairment was recorded as an additional loss of $4.4 million in the commercial properties we currently hold and $21.0 million in land parcels that we currently hold. The majority of the impairment losses were taken on the properties that are treated as “subject to sales contract” where, subsequent to sale to a related party under common control, negotiations have occurred for property ownership transfers to the lender and estimated current property values are lower than our current basis.
Gain on land sales increased for the three months ended June 30, 2011 as compared to the prior period. In the current period we sold 566.81 acres of land in 15 separate transactions for an aggregate sales price of $40.1 million and recorded a loss of $1.7 million. We also recognized a deferred gain of $3.0 million in the current period from a sale in prior years. In the prior period, we sold 23.56 acres of land in two separate transactions for an aggregate sales price of $17.6 million and recorded a loss of $5.6 million.
Included in discontinued operations are a total of four and 17 income-producing properties for 2011 and 2010, respectively. Properties sold in 2011 have been reclassified to discontinued operations for current and prior year reporting periods. As a result of these sales, we recognized losses on the sale of real estate from discontinued operations of $6.9 million and $139,000 for the three months ending June 30, 2011 and 2010, respectively.
About Transcontinental Realty Investors, Inc.
Transcontinental Realty Investors, Inc., a Dallas-based real estate investment company, holds a diverse portfolio of equity real estate located across the U.S., including office buildings, apartments, shopping centers and developed and undeveloped land. The Company invests in real estate through direct equity ownership and partnerships nationwide. For more information, visit the Company’s website at www.transconrealty-invest.com.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2011	2010	2011	2010
	(dollars in thousands, except share and per share amounts)
Revenues:
Rental and other property revenues (including $358 and $908 for the three months and $730 and $1,766 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	$31,785	$30,589	$61,439	$61,287

Expenses:
Property operating expenses (including $403 and $429 for the three months and $675 and $884 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	16,200	18,129	32,675	35,338
Depreciation and amortization	5,970	6,353	12,032	12,214
General and administrative (including $906 and $786 for the three months and $1,748 and $1,677 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	2,588	1,793	4,730	3,619
Provision on impairment of notes receivable and real estate assets	25,444	—	31,503	—
Advisory fee to affiliate	2,626	2,962	5,246	6,058

Total operating expenses	52,828	29,237	86,186	57,229

Operating income (loss)	(21,043)	1,352	(24,747)	4,058

Other income (expense):
Interest income (including $700 and $567 for the three months and $1,051 and $1,220 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	704	832	1,130	1,691
Other income	100	249	1,314	914
Mortgage and loan interest (including $1,269 and $883 for the three months and $1,567 and $1,721 for the six months ended 2011 and 2010 respectively from affiliates and related parties)	(14,611)	(15,663)	(28,035)	(30,377)
Earnings from unconsolidated subsidiaries and investees	117	(50)	57	(112)

Total other expenses	(13,690)	(14,632)	(25,534)	(27,884)

Loss before gain on land sales, non-controlling interest, and tax	(34,733)	(13,280)	(50,281)	(23,826)
Gain (loss) on land sales	1,285	(5,640)	2,081	(5,634)

Loss from continuing operations before tax	(33,448)	(18,920)	(48,200)	(29,460)
Income tax benefit	2,584	554	1,637	431

Net loss from continuing operations	(30,864)	(18,366)	(46,563)	(29,029)

Discontinued operations:

Loss from discontinued operations	(469)	(1,444)	(1,440)	(956)
Loss on sale of real estate from discontinued operations	(6,914)	(139)	(3,238)	(139)
Income tax expense from discontinued operations	(2,584)	(554)	(1,637)	(383)

Net loss from discontinued operations	(9,967)	(2,137)	(6,315)	(1,478)

Net loss	(40,831)	(20,503)	(52,878)	(30,507)

Net (income) loss attributable to non-controlling interest	46	113	130	(160)

Net loss attributable to Transcontinental Realty Investors, Inc.	(40,785)	(20,390)	(52,748)	(30,667)
Preferred dividend requirement	(277)	(264)	(551)	(527)

Net loss applicable to common shares	$(41,062)	$(20,654)	$(53,299)	$(31,194)

Earnings per share — basic
Loss from continuing operations	$(3.70)	$(2.28)	$(5.64)	$(3.66)
Loss from discontinued operations	(1.18)	(0.26)	(0.76)	(0.18)

Net loss applicable to common shares	$(4.88)	$(2.54)	$(6.40)	$(3.84)

Earnings per share — diluted
Loss from continuing operations	$(3.70)	$(2.28)	$(5.64)	$(3.66)
Loss from discontinued operations	(1,18)	(0.26)	(0.76)	(0.18)

Net loss applicable to common shares	$(4.88)	$(2.54)	$(6.40)	$(3.84)

Weighted average common share used in computing earnings per share	8,413,469	8,113,669	8,327,281	8,113,669
Weighted average common share used in computing diluted earnings per share	8,413,469	8,113,669	8,327,281	8,113,669

Amounts attributable to Transcontinental Realty Investors, Inc.
Loss from continuing operations	$(30,818)	$(18,253)	$(46,433)	$(29,189)
Loss from discontinued operations	(9,967)	(2,137)	(6,315)	(1,478)

Net loss	$(40,785)	$(20,390)	$(52,748)	$(30,667)

The accompanying notes are an integral part of these consolidated financial statements.

TRANSCONTINENTAL REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)

	June 30,	December 31,
	2011	2010
	(dollars in thousands, except share and
	par value amounts)

Assets
Real estate, at cost	$1,048,466	$1,074,635
Real estate subject to sales contracts at cost, net of depreciation ($54,940 for 2011 and $58,579 for 2010)	131,270	232,495
Less accumulated depreciation	(107,516)	(94,016)

Total real estate	1,072,220	1,213,114
Notes and interest receivable
Performing (including $58,246 in 2011 and $66,011 in 2010 from affiliates and related parties)	60,614	71,766
Less allowance for estimated losses (including $2,097 in 2011 and $3,061 in 2010 from affiliates and related parties)	(3,777)	(4,741)

Total notes and interest receivable	56,837	67,025
Cash and cash equivalents	7,067	11,259
Investments in unconsolidated subsidiaries and investees	7,441	8,146
Other assets	70,510	85,217

Total assets	$1,214,075	$1,384,761

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable	$800,362	$831,322
Notes related to subject to sales contracts	125,083	190,693
Affiliate payables	33,885	47,261
Deferred gain (from sales to related parties)	80,709	82,841
Accounts payable and other liabilities (including $1,680 in 2011 and $1,466 in 2010 from affiliates and related parties)	40,514	49,196

	1,080,553	1,201,313

Shareholders’ equity:
Preferred stock, Series C: $.01 par value, authorized 10,000,000 shares, issued and outstanding 30,000 shares in 2011 and 2010 respectively (liquidation preference $100 per share). Series D: $.01 par value, authorized, issued and outstanding 100,000 shares in 2011 and 2010 respectively	1	1
Common stock, $.01 par value, authorized 10,000,000 shares; issued 8,413,669 and 8,113,669 for 2011 and 2010 and outstanding 8,413,469 and 8,113,469 for 2011 and 2010	84	81
Treasury stock at cost; 200 shares in 2011 and 2010	(2)	(2)
Paid-in capital	274,405	271,682
Retained earnings	(154,662)	(101,914)

Total Transcontinental Realty Investors, Inc. shareholders’ equity	119,826	169,848
Non-controlling interest	13,696	13,600

Total equity	133,522	183,448

Total liabilities and equity	$1,214,075	$1,384,761

The accompanying notes are an integral part of these consolidated financial statements.